Exhibit 23

12400 COIT ROAD SUITE 1000 DALLAS, TEXAS 75251-2005 214/346-5800 Fax: 214/346-5899 E-mail: firm@philipvogel.com

Consent of Independent Auditors

The Board of Directors
Preferred Voice, Inc.

We hereby consent to the use in the Form 10-KSB filing of our report dated July 11, 2008, relating to the balance sheet of Preferred Voice, Inc. as of March 31, 2008, and the related statements of operations, changes in shareholders' equity, and cash flows for the year ended March 31, 2008, which are contained in that filing.

Philip Vogel & Co. PC

Dallas, Texas

July 11, 2008

Members: American Institute of Certified Public Accountants • Texas Society of Certified Public Accountants
CPA Associates International, Inc. with Associated Offices in Principal U.S. and International Cities